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MARVIN E. BROWN



                                          /------------------------------/
                                          /        OMB APPROVAL          /
                                          /------------------------------/
                                          / OMB Number:        3235-0104 /
                                          / Expires:    October 31, 2001 /
                                          / Estimated average burden     /
                                          / hours per response...... 0.5 /
                                          /------------------------------/


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| FORM 3 |          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

                  BROWN              MARVIN                       E.
    ----------------------------------------------------------------------------
                  (Last)             (First)                   (Middle)

            503 Blackburn Drive
    ----------------------------------------------------------------------------
                                    (Street)

        Augusta                   GA                               30907
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)              8/6/01
                                                       -------------------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary) ###-##-####
                --------------

4.  Issuer Name and Ticker or Trading Symbol   HLM Design, Inc.  (HMD)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---                 (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

      X  Form Filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1.   Title of Security              2. Amount of                      3.  Ownership Form:              4.  Nature of Indirect
     (Instr. 4)                        Securities                         Direct (D) or                    Beneficial
                                       Beneficially Owned                 Indirect (I)                     Ownership
                                       (Instr. 4)                         (Instr. 5)                       (Instr. 5)
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
------------------------------------------------------------------------------------------------------------------------------------
       Common Stock                       16,000                               D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reported person, see Instruction
5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 3 (continued)

               Table II--Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative                         2. Date Exercisable and                      3. Title and Amount of
Security (Instr. 4)                            Expiration Date                              Securities Underlying
                                               (Month/Day/Year)                             Derivative Security (Instr. 4)
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                                               Date                   Expira-                                      Amount or
                                               Exer-                  tion                  Title                  Number of
                                               Cisable                Date                                         Shares
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
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

                               /s/ Marvin E. Brown                  8/15/02
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.